Exhibit 99.1

FOR IMMEDIATE RELEASE

Optical Communication Products Announces Third Quarter Fiscal 2007 Results

WOODLAND HILLS, CA – August 20, 2007 – Optical Communication Products, Inc. (NASDAQ GMS: OCPI), a leading manufacturer of fiber optic components, today announced its financial results for the third quarter of fiscal 2007 ended June 30, 2007.

Third Quarter Financial Results

Revenue for the third quarter ended June 30, 2007 was $17.2 million, an increase of 15.0% compared with revenue of $14.9 million for the third quarter of fiscal 2006, and an increase of 4.6% compared with revenue of $16.4 million for the second quarter of fiscal 2007.  Backlog at June 30, 2007 was $11.0 million as compared to $7.7 million at March 31, 2007.

Gross margin for the third quarter of fiscal 2007 was 6.6% compared with 22.5% for the third quarter of fiscal 2006 and negative 3.5% for the second quarter of fiscal 2007.

Operating expenses for the third quarter of fiscal 2007 totaled $10.9 million and included $1.1 million in transitional costs associated with the planned move of the Company’s manufacturing to China.  Third quarter fiscal 2007 total operating expenses of $10.9 million compares to total operating expenses of $5.3 million for the third quarter of fiscal 2006 and total operating expenses of $18.0 million for the second quarter of fiscal 2007 which included (i) $851,000 in transitional costs associated with the planned move of the Company’s manufacturing to China, and (ii) a non-cash goodwill impairment charge of $8.5 million.  The increased transitional charges quarter-over-quarter were due primarily to the accrual of severance benefits and costs associated with the initial production of inventory as the Company approaches its planned workforce reduction during the fourth quarter of fiscal 2007.  In accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,” the Company recorded stock-based compensation expense of $570,000, $162,000 and $460,000, for the third quarter of fiscal 2007, the third quarter of fiscal 2006 and the second quarter of fiscal 2007, respectively.

Net loss for the third quarter of fiscal 2007 was $8.6 million or $0.08 per diluted share, compared with a net loss of $437,000 or $0.00 per diluted share for the third quarter of fiscal 2006 and a net loss of $17.1 million or $0.15 per diluted share for the second quarter of fiscal 2007.

For the nine months ended June 30, 2007, OCP reported total revenue of $50.6 million, gross margin of 7.4% and a net loss of $29.9 million or $0.26 per diluted share.

As of June 30, 2007, OCP had cash, cash equivalents and marketable securities totaling $103.6 million, working capital of $134.1 million, a current ratio of 10.2, no long-term debt, and stockholders’ equity of $163.5 million.

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Optical Communication Products, Inc.
August 20, 2007

During the quarter ended June 30, 2007, OCP’s board of directors approved a resolution to market and sell the Company’s land and building located in Woodland Hills, California, and the Company entered into an exclusive sales listing agreement with a real estate advisory firm to market and sell its corporate property.  The Company expects to sell the property for cash within the next twelve months and has classified the assets held for sale as a current asset with a carrying value of $19.7 million at June 30, 2007.

Recent and Upcoming Events

On June 5, 2007, Oplink Communications, Inc. ("Oplink") completed its purchase of a 57.9% interest in OCP from The Furukawa Electric Co., Ltd. ("Furukawa"), and on June 19, 2007, Oplink and OCP signed a definitive merger agreement by which Oplink will acquire OCP's remaining shares, at $1.65 per share in cash, subject to approval of two-thirds of the outstanding OCP shares not currently held by Oplink.  The purchase price of $1.65 per share represents a 20% premium over the closing price on the last day of trading prior to the announcement of Oplink’s agreement with Furukuawa and a 10% premium over the price Oplink paid for Furukawa’s shares on June 5, 2007.

As part of the merger agreement, OCP's board was expanded to nine members, with the appointments of Joseph Y. Liu, Leonard J. LeBlanc, Chieh Chang and Jesse W. Jack, current Oplink board members, and Dr. Robert Shih, an Oplink officer. The other members of the Board are Philip F. Otto, OCP's president and CEO, and OCP's independent directors, Hobart Birmingham, Dr. Stewart D. Personick and David Warnes.

This transaction is expected to close by October 2007.  Upon completion of the acquisition, OCP will become a wholly owned subsidiary of Oplink, a leading photonic components, intelligent modules, and subsystems solution provider.

Joseph Y. Liu was elected non-executive chairman of the board effective August 1, 2007. Mr. Liu is currently president and chief executive officer of Oplink and has been an OCP board member since his appointment on June 19, 2007.  Mr. Liu succeeded Dr. Muoi V. Tran, who resigned in June.

OCP has commenced its planned move of manufacturing of certain product lines to China, and the manufacturing of certain of those products began in July 2007.  Additional product manufacturing will be transferred to China in September 2007, with initial customer shipments of those products beginning in the October timeframe.

About Optical Communication Products, Inc. (OCP)

Founded in 1991, OCP designs, manufactures and sells a comprehensive line of fiber optic components for metropolitan, local area and fiber-to-the-home networks.  Its global speed-to-market strategy calls for increased international market penetration, fast-paced product development and flexible, turnkey manufacturing capacity.  The Company’s product lines include optical transceivers, transmitters and receivers. For more information, visit OCP’s web site at www.OCP-inc.com.

Additional Information About the Acquisition of the Remaining Shares of OCP and Where to Find It

Optical Communication Products, Inc.
August 20, 2007

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the remaining shares of OCP by Oplink. In connection with such proposed acquisition, OCP will file a proxy statement and other materials with the SEC. We urge investors to read the proxy statement and these other materials carefully when they become available because they will contain important information about OCP and the proposed acquisition. Investors will be able to obtain free copies of the proxy statement and white proxy card (when available) as well as other filed documents containing information about OCP at http://www.sec.gov, the SEC's Web site. Free copies of OCP's SEC filings are also available on the investor relations portion of OCP's web site at www.ocp-inc.com.

Participants in the Solicitation

OCP and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from OCP shareholders with respect to the proposed acquisition of the remaining shares of OCP. Information regarding the officers and directors of OCP is set forth in OCP's Proxy Statement on Schedule 14A for its 2007 Annual Meeting of stockholders, filed with the SEC on December 22, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests in the transaction, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed acquisition.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under "Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include (A) factors relating to the Company and the fiber optic communications industry, such as (i) the risk that our customers are unable to reduce their inventory levels in the near-term and (ii) the risk that we are unable to diversify and increase our customer base; (B) factors relating to the acquisition of GigaComm, such as (i) the possibility that the anticipated benefits from the acquisition cannot be fully realized, (ii) our ability to successfully integrate the operations of GigaComm with those of OCP, and the possibility that costs or difficulties related to the integration will be greater than expected, (iii) our ability to implement future business and acquisition strategies, and (iv) our ability to retain personnel of GigaComm; (C) factors relating to our manufacturing contract with SAE Magnetics, such as the possibility that the expected benefits from that contract will not be fully realized or will be delayed; (D) factors relating to doing business in Taiwan and The People's Republic of China, such as, but not limited to (i) risks relating to political and diplomatic issues between Taiwan and The People's Republic of China, (ii) difficulty of managing global operations, including staffing and managing foreign operations, (iii) differing labor regulations, and (iv) foreign currency risk; and (E) factors relating to Oplink’s proposed acquisition of Furukawa’s majority interest in OCP, such as, but not limited to, the impact of Furukawa’s sale of its interest in on our supply agreement with Furukawa, (ii) the impact of Oplink’s acquisition on our ability to retain key personnel, and (iii) Oplink’s plans for OCP, and how such plans might affect our business and financial results. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Optical Communication Products, Inc.
August 20, 2007

Contact:

Mr. Frederic T. Boyer
Senior Vice President and CFO
(818) 251-7220
FBoyer@ocp-inc.com

- Financial Tables to Follow -

Optical Communication Products, Inc.
August 20, 2007

Optical Communication Products, Inc.
Statements Of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006

Revenue	$17,151	$14,913	$50,566	$51,003

Cost of revenue	16,019	11,557	46,809	34,965

Gross profit	1,132	3,356	3,757	16,038

Operating expenses:

Research and development	3,155	2,521	9,044	8,280
Sales and marketing	1,506	1,203	4,262	3,705
General and administrative	5,121	1,612	13,632	5,551
Transitional costs for contract manufacturing	1,097	-	2,408	-
Impairment of goodwill	-	-	8,486	-

Total operating expenses	10,879	5,336	37,832	17,536

Loss from operations	(9,747)	(1,980)	(34,075)	(1,498)

Investment income	1,312	1,601	4,296	4,349
Other income, net	5	101	101	239

(Loss) income before income taxes	(8,430)	(278)	(29,678)	3,090
Provision for income taxes	140	159	183	298

Net (loss) income	$(8,570)	$(437)	$(29,861)	$2,792

(Loss) earnings per share:
Basic	$(0.08)	$(0.00)	$(0.26)	$0.02
Diluted	$(0.08)	$(0.00)	$(0.26)	$0.02

Shares outstanding:
Basic	113,846	113,347	113,608	113,187
Diluted	113,846	113,347	113,608	114,040

Optical Communication Products, Inc.
August 20, 2007

Optical Communication Products, Inc.
Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	June 30,	September 30,
ASSETS	2007	2006

CURRENT ASSETS:
Cash and cash equivalents	$88,017	$57,413
Marketable securities	4,996	69,523
Accounts receivable less allowance for doubtful accounts and
sales returns of $472 and $550 at June 30, 2007 and September 30, 2006, respectively	10,646	11,185
Accounts receivable from related party	48	-
Inventories	22,295	25,715
Income tax receivable	726	1,284
Deferred income taxes	330	330
Prepaid expenses and other current assets	1,900	1,333
Assets held for sale	19,724	-

Total current assets	148,682	166,783

Property, plant and equipment, net	10,659	29,313
Marketable securities, long-term	10,540	-
Goodwill	-	8,330
Intangible assets, net	3,152	2,656
Deferred income taxes	102	207
Other assets	5,154	29

TOTAL ASSETS	$178,289	$207,318

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,793	$7,239
Accounts payable to related party	-	2,142
Accrued payroll related expenses	2,317	1,599
Accrued bonus	2,320	1,688
Accrued transitional costs for contract manufacturing	1,234	-
Other accrued expenses	1,625	2,595
Income taxes payable	311	180
Total current liabilities	14,600	15,443

OTHER LONG-TERM LIABILITIES	160	159

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Class A common stock, $0.001 par value; 266,000,000 shares authorized, 113,979,795 and 47,424,178 shares outstanding at June 30, 2007 and September 30, 2006, respectively.	114	47
Class B common stock $0.001 par value; 66,000,000 shares authorized (prior to June 5, 2007), 66,000,000 shares issued and outstanding at September 30, 2006.	-	66
Additional paid-in capital	136,793	135,123
Accumulated other comprehensive loss	(83)	(86)
Retained earnings	26,705	56,566
Total stockholders’ equity	163,529	191,716

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$178,289	$207,318